The information in this pricing supplement is not complete and may be changed. We may not deliver these securities until a final pricing supplement is delivered. This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

         Subject to Completion, Pricing Supplement dated March 11, 2003

PROSPECTUS Dated June 11, 2002                      Pricing Supplement No. 36 to
PROSPECTUS SUPPLEMENT                       Registration Statement No. 333-83616
Dated June 11, 2002                                   Dated               , 2003
                                                                  Rule 424(b)(3)


                                   $
                                 Morgan Stanley
                       GLOBAL MEDIUM-TERM NOTES, SERIES C
                                  Senior Notes
                               ------------------
                           MPS(SM) due June 30, 2008
                         Linked to the S&P 500(R) Index
       Market Participation Securities with Minimum Return Protection(SM)
                                  ("MPS(SM)")

Unlike ordinary debt securities, the MPS do not pay interest. Instead, at maturity you will receive for each $1,000 principal amount of MPS, the index-linked payment amount, which is equal to $1,000 multiplied by the product of each of the quarterly performance amounts of the S&P 500(R) Index over the term of the MPS, as described in this pricing supplement. In no event, however, will the payment at maturity be less than $1,050, which we refer to as the minimum payment amount. The minimum payment amount (105% of the issue price) represents a yield to maturity of .93% per annum on each $1,000 principal amount of MPS.

o    The principal amount and issue price of each MPS is $1,000.

o    We will not pay interest on the MPS.

o    The minimum payment amount for each MPS at maturity is $1,050.

o At maturity, you will receive for each MPS an index-linked payment amount equal to $1,000 multiplied by the product of the quarterly performance amounts of the S&P 500 Index for each of the 21 quarterly valuation periods during the term of the MPS. However, if the index-linked payment amount is less than the minimum payment amount of $1,050, you will receive the minimum payment amount for each MPS.

     o The quarterly performance amount in each quarterly valuation period is equal to (i) the closing value of the S&P 500 Index at the end of that quarterly valuation period divided by (ii) the closing value of the S&P 500 Index at the beginning of that quarterly valuation period, subject to a maximum quarterly performance amount of 1.094.

     o The maximum quarterly performance amount is equivalent to a return of the S&P 500 Index of 9.4% in that quarter.

o Investing in the MPS is not equivalent to investing in the S&P 500 Index or its component stocks.

o    The MPS will not be listed on any organized securities exchange.

You should read the more detailed description of the MPS in this pricing supplement. In particular, you should review and understand the descriptions in "Summary of Pricing Supplement" and "Description of MPS."

The MPS involve risks not associated with an investment in ordinary debt securities. See "Risk Factors" beginning on PS-10.

                            -----------------------
                                  PRICE    %
                            -----------------------


                                 Price to        Agent's       Proceeds to
                                  Public       Commissions       Company
                                ----------     -----------     -----------

Per MPS....................          %              %              %
Total......................          $              $              $


                                 MORGAN STANLEY

     For a description of certain restrictions on offers, sales and deliveries of the MPS and on the distribution of pricing supplement and the accompanying prospectus supplement and prospectus and other offering material relating to the MPS, see the section of this pricing supplement called "Supplemental Information Concerning Plan of Distribution."

     No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the MPS or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the MPS in any jurisdiction, other than the United States, where action for that purpose is required. Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

     The MPS may not be offered or sold to the public in Brazil. Accordingly, the offering of the MPS has not been submitted to the Comissao de Valores Mobiliarios for approval. Documents relating to such offering, as well as the information contained herein and therein, may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

     The Agent and each dealer has represented and agreed that (1) it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any MPS other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong and (2) it has not issued and will not issue any invitation or advertisement relating to the MPS in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to MPS which are intended to be disposed of to persons outside Hong Kong or only to persons whose business involves the acquisition, disposal or holding of securities, whether as principal or agent.

     The MPS have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

     This pricing supplement and the accompanying prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this pricing supplement and the accompanying prospectus supplement and prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the MPS may not be circulated or distributed, nor may the MPS be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the MPS to the public in Singapore.

                         SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the MPS we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors."

     The MPS are medium-term debt securities of Morgan Stanley (formerly known as Morgan Stanley Dean Witter & Co.). The return on the MPS is linked to the performance of the S&P 500 Index. These MPS combine features of debt and equity by offering at maturity repayment of the issue price, a minimum return and the opportunity to participate in the appreciation of the underlying S&P 500 Index as measured by the index-linked payment amount. The MPS have been designed for investors who are willing to forego market floating interest payments on the MPS in exchange for the amount by which the index-linked payment amount or the minimum payment amount exceeds the principal amount of the MPS.

     "Market Participation Securities" and "MPS" are our service marks. "Standard and Poor's(R)," "S&P(R)" and "S&P 500(R)" are trademarks of Standard & Poor's Corporation and have been licensed for use by Morgan Stanley.

Each MPS costs $1,000        We, Morgan Stanley, are offering Market
                             Participation Securities with Minimum Return
                             Protection(SM) due June 30, 2008 Linked to the S&P
                             500 Index, which we refer to as the MPS(SM). The principal amount and issue price of each MPS is $1,000.

Payment at maturity          Unlike ordinary debt securities, the MPS do not pay
linked to the S&P 500        interest. Instead, at maturity, you will  receive
Index with minimum           for each $1,000 principal amount of MPS, $1,000
return protection            multiplied by the product of each of the quarterly
                             performance amounts of the S&P 500 Index over the term of the MPS, as described below. In any quarterly valuation period, the maximum quarterly performance amount is 1.094 (corresponding to a 9.4% quarterly increase in the value of the S&P
                             500 Index). In no event, however, will the payment at maturity be less than $1,050, the minimum payment amount.

                                          105% Minimum Repayment

                             The minimum payment amount of $1,050 (105% of the issue price) represents a yield to maturity of .93% per annum on each $1,000 principal amount of MPS.

                               Payment at Maturity Linked to the S&P 500 Index

                             If the product of $1,000 multiplied by the product of each of the quarterly performance amounts of the S&P 500 Index over the term of the MPS, which we refer to as the index-linked payment amount, is greater than $1,050, you will receive the index-linked payment amount for each $1,000 principal amount of MPS.

How the payment at           The payment at maturity of the MPS, which we refer
maturity is determined       to as the maturity redemption amount, will be
                             determined by the calculation agent for the MPS as follows:

                             o First, determine the quarterly performance amount for each quarterly valuation period, which may be no greater than the maximum quarterly performance amount of 1.094.

                             o Second, determine the index-linked payment amount by multiplying $1,000 by the product of each of the quarterly performance amounts.

                             o Last, if the index-linked payment amount is less than $1,050 (the minimum payment amount), you will receive the minimum payment amount for each MPS. If the index-linked payment amount is greater than the minimum payment amount, you will receive the index-linked payment amount for each MPS.

                             To determine the quarterly performance amount in any quarterly valuation period, the calculation agent will divide the level of the S&P 500 Index on the last day of the quarterly valuation period by the level of the S&P 500 Index on the first day of the quarterly valuation period. However, in no event will the quarterly performance amount exceed
                             1.094 (or, measured in percentage terms, a 9.4% increase in the S&P 500 Index) in any quarterly valuation period, and as a consequence, you will not participate in any quarterly increase in the level of the S&P 500 Index to the extent that increase exceeds 9.4%.

                             Each quarterly valuation period will begin on a period valuation date and end on the immediately subsequent period valuation date, except that the first quarterly valuation period will begin on the day we offer the MPS for initial sale to the public. The S&P 500 Index value for the first
                             period valuation date is    , the closing value of
                             the S&P 500 Index on the day we offer the MPS for initial sale to the public.

                             The period valuation dates are the 30th of each March, June, September and December, beginning June 2003 through March 2008, and the final period valuation date is June 26, 2008, in each case subject to adjustment as described in the section of this pricing supplement called "Description of MPS--Period Valuation Dates."

The index-linked             Because your participation in quarterly increases
payment amount may be        in the value of the S&P 500 Index is limited by
less than the simple price   the maximum quarterly performance amount of 1.094,
return of the S&P 500        or 9.4% per quarter, the return on your investment
Index                        in the MPS at maturity may be less than the return
                             you would have received if you had invested
                             $1,000 in an investment linked to the S&P 500
                             Index  that measured the performance of the S&P
                             500 Index by comparing only the closing value of the S&P 500 Index at maturity with the closing value of the S&P 500 Index on the day we first offer the MPS for initial sale to the public, which we refer to as the simple index price return. The amount of the discrepancy, if any, between the index-linked payment amount and simple index price return will depend on how often and by how much any quarterly performance amounts exceed
                             1.094, or 9.4%, during the 21 quarterly valuation periods over the term of the MPS.

                             Conversely, if the simple index price return over the term of the MPS is less than $1,050, the minimum payment amount of $1,050 per MPS will provide a higher return on your $1,000 investment than would an equal investment based directly on the S&P 500 Index.

                             Please review the examples beginning on PS-6, under "Hypothetical Payouts on the MPS," which explain in more detail how the index-linked payment amount is calculated and how the return on your investment in the MPS may be more or less than the simple index price return.

                             You can review the historical values of the S&P 500 Index for each calendar quarter in the period from January 1, 1998 through March 10, 2003 in the section of this pricing supplement called "Description of MPS--Historical Information." You should also review the historical quarterly percent change of the S&P 500 Index as calculated for each calendar quarter in the period from January 1, 1970 through December 31, 2002 in Annex A to this pricing supplement. The payment of dividends on the stocks that underlie the S&P 500 Index is not reflected in the level of the S&P 500 Index and, therefore, has no effect on the calculation of the maturity redemption amount.

MS & Co. will be the         We have appointed our affiliate, Morgan Stanley &
calculation agent            Co. Incorporated, which we refer to as MS & Co.,
                             to act as calculation agent for JPMorgan Chase
                             Bank, the trustee for our senior notes. As calculation agent, MS & Co. will determine the quarterly performance amounts and the index-linked payment amount.

The MPS will be treated      The MPS will be treated as "contingent payment debt
as contingent payment        instruments" for U.S. federal income tax purposes,
debt instruments for         as described in the section of this pricing
U.S. federal income tax      supplement called "Description of MPS--United
purposes                     States Federal Income Taxation." Under this
                             treatment, if you are a U.S. investor, you will generally be subject to annual income tax based on the comparable yield of the MPS even though you will not receive any stated interest payments on the MPS. In addition, any gain recognized by U.S.
                             investors on the sale or exchange, or at maturity, of the MPS generally will be treated as ordinary income. Please read carefully the section of this pricing supplement called "Description of MPS--
                             United States Federal Income Taxation" and the section called "United States Federal Taxation--
                             Notes--Notes Linked to Commodity Prices, Single
                             Securities, Baskets of Securities or Indices" in the accompanying prospectus supplement.

                             If you are a foreign investor, please read the section of this pricing supplement called "Description of MPS--United States Federal Income Taxation."

                             You are urged to consult your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the MPS.

Where you can find           The MPS are senior notes issued as part of our
more information on          Series C medium-term note program. You can find
the MPS                      a general description of our Series C medium-term
                             note program in the accompanying prospectus supplement dated June 11, 2002. We describe the basic features of this type of note in the sections of the prospectus supplement called
                             "Description of Notes--Floating Rate Notes" and
                             "--Notes Linked to Commodity Prices, Single
                             Securities, Baskets of Securities or Indices."

                             Because this is a summary, it does not contain all the information that may be important to you. For a detailed description of the terms of the MPS, you should read the "Description of MPS" section in this pricing supplement. You should also read about some of the risks involved in investing in MPS in the section called "Risk Factors." The tax treatment of investments in index-linked notes such as MPS differs from that of investments in ordinary debt securities. See the section of this pricing supplement called "Description of MPS--United States Federal Income Taxation." We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the MPS.

How to reach us              You may contact your local Morgan Stanley branch
                             office or our principal executive offices at 1585 Broadway, New York, New York 10036
                             (telephone number (212) 761-4000).

                        HYPOTHETICAL PAYOUTS ON THE MPS

     The index-linked payment amount is based on the closing value of the S&P 500 Index on the period valuation dates for each quarterly valuation period. Because the value of the S&P 500 Index may be subject to significant fluctuations over the term of the MPS, it is not possible to present a chart or table illustrating a complete range of possible payouts at maturity. The examples of the hypothetical payout calculations that follow are intended to illustrate the effect of general trends in the closing value of the S&P 500 Index on the amount payable to you at maturity. However, the S&P 500 Index may not appreciate or depreciate over the term of the MPS in accordance with any of the trends depicted by the hypothetical examples below, and the size and frequency of any fluctuations in the value of the S&P 500 Index over the term of the MPS, which we refer to as the volatility of the S&P 500 Index, may be significantly different than the volatility of the S&P 500 Index implied by any of the examples.

     Assuming a maximum quarterly performance amount equal to 1.094 (equivalent to a quarterly return of the index of 9.4%), the index-linked payment amount for each of the examples below is calculated using the following formula:


 Index-linked Payment  =   $1,000 x (Product of each of the Quarterly
        Amount                              Performance Amounts)

        where,                       S&P 500 Index value at end of
                                       Quarterly Valuation Period
Quarterly Performance  =  lesser of  -------------------------------  and 1.094
        Amount                       S&P 500 Index value at start of
                                       Quarterly Valuation Period

     Beginning on PS-8, we have provided examples of the hypothetical payouts on the MPS. Below is a simplified example to illustrate how the index-linked payment amount is calculated. For purposes of the following illustration, assume a hypothetical MPS with four quarterly valuation periods and an index with an initial value of 100.

     If the index closing value at the end of each quarterly valuation period is 109, 108, 124 and 111, respectively, the quarterly performance amount for each of the quarterly valuation periods would be as follows:

                     Index Value         Index Value
                     at start              at end                                             Quarterly
                    of Quarterly         of Quarterly                          Index         Performance
     Quarter      Valuation Period     Valuation Period                      Performance        Amount
     -------      ----------------     ----------------                      -----------     ------------
                                                             109
   1st Quarter          100                109             -------      =        1.09              1.09
                                                             100

                                                             108
   2nd Quarter          109                108             -------      =       .99083            .99083
                                                             109

                                                             124                                               (lesser of
   3rd Quarter          108                124             -------      =      1.14815            1.094        1.14815 and
                                                             108                                                 1.094)

                                                             111
   4th Quarter          124                111             -------      =       .89516            .89516
                                                             124

     The index-linked payment amount equals $1,000 times the product of each of the quarterly performance amounts. Based on the quarterly performance amounts in the above example, the index-linked payment amount would be calculated as follows:

   $1,000   x   (1.09   x   .99083   x   1.094   x   .89516)   =   $1,057.65

     The index-linked payment amount of $1,057.65 represents an increase of 5.765% above the issue price of the MPS. Because the quarterly performance amount for the quarterly valuation period ending in the third quarter was limited to 1.094, the return of the index-linked payment amount as a percentage of the issue price is less than the simple return of the index. The simple return of the index, which we refer to as the simple index price return, would measure the overall performance of the index by dividing the closing value of the index at the end of the final quarterly valuation period by the closing value of the index on the day we offer the MPS for initial sale to the public and would be calculated as follows:

                                         111
     Simple Index Price Return   =   ------------    x    $1,000   =  $1,110
                                         108

     The simple index price return of $1,110 represents an increase of 11% above a hypothetical $1,000 investment based on the simple index price return rather than the index-linked payment amount.


                          *            *             *


The examples beginning on PS-8 are based on 21 quarterly valuation periods and the following hypothetical terms and assume an S&P 500 Index value equal to
100.00 at the start of the first quarterly valuation period:

o        Issue Price per MPS: $1,000

o        Minimum Payment Amount: $1,050

o Maximum Quarterly Performance Amount: 1.094 (equivalent to a quarterly return of the S&P 500 Index of 9.4%).

     As you review the examples, please note that although the maximum quarterly performance amount for any quarter is 1.094 (equivalent to a quarterly return of the S&P 500 Index of 9.4%), in measuring the index performance for the subsequent quarter we will use the actual value of the S&P 500 Index at the start of the quarterly valuation period for that subsequent quarter rather than the index value that would have resulted from an increase of 9.4% in the level of the S&P 500 Index during the previous quarter. For example, in Example 2, the S&P 500 Index increases from 107 to 119 for the period beginning September 30, 2003 and ending December 30, 2003, resulting in an S&P 500 Index performance of 1.11215 (equivalent to an increase in the S&P 500 Index of 11.215% in that quarter) and a quarterly performance amount of
1.094. Consequently, in the subsequent quarter the S&P 500 Index performance is measured using 119 as the starting value of the S&P 500 Index for that subsequent quarter rather than 117.058, the index value that would have resulted from an increase of 9.4% in the level of the S&P 500 Index during the previous quarter.

     Quarters which resulted in an increase in the level of the S&P 500 Index of 9.4% or greater are indicated in bold typeface below.

                                          ----------------------------------------------------------------------------------------
                                          Example 1                                       Example 2
                                               Hypothetical         S&P          MPS       Hypothetical       S&P          MPS
                                                   Ending           500       Quarterly        Ending         500       Quarterly
                                                   Index           Index     Performance       Index         Index     Performance
    Period Start         Period End                Value        Performance     Amount         Value      Performance    Amount
March   , 2003             June 30, 2003            103           1.03000      1.03000          104         1.04000      1.04000
June 30, 2003         September 30, 2003            110           1.06796      1.06796          107         1.02885      1.02885
September 30, 2003     December 30, 2003            118           1.07273      1.07273          119         1.11215      1.09400
December 30, 2003        March  30, 2004            126           1.06780      1.06780          108         0.90756      0.90756
March 30, 2004             June 30, 2004            123           0.97619      0.97619          118         1.09259      1.09259
June 30, 2004         September 30, 2004            128           1.04065      1.04065          126         1.06780      1.06780
September 30, 2004     December 30, 2004            134           1.04688      1.04688          124         0.98413      0.98413
December 30, 2004         March 30, 2005            133           0.99254      0.99254          130         1.04839      1.04839
March 30, 2005             June 30, 2005            135           1.01504      1.01504          125         0.96154      0.96154
June 30, 2005         September 30, 2005            143           1.05926      1.05926          131         1.04800      1.04800
September 30, 2005     December 30, 2005            135           0.94406      0.94406          136         1.03817      1.03817
December 30, 2005         March 30, 2006            142           1.05185      1.05185          161         1.18382      1.09400
March 30, 2006             June 30, 2006            154           1.08451      1.08451          136         0.84472      0.84472
June 30, 2006         September 30, 2006            151           0.98052      0.98052          156         1.14706      1.09400
September 30, 2006     December 30, 2006            162           1.07285      1.07285          177         1.13462      1.09400
December 30, 2006         March 30, 2007            170           1.04938      1.04938          188         1.06215      1.06215
March 30, 2007             June 30, 2007            181           1.06471      1.06471          182         0.96809      0.96809
June 30, 2007         September 30, 2007            177           0.97790      0.97790          195         1.07143      1.07143
September 30, 2007     December 30, 2007            192           1.08475      1.08475          203         1.04103      1.04103
December 30, 2007         March 30, 2008            188           0.97917      0.97917          191         0.94089      0.94089
March 30, 2008             June 26, 2008            200           1.06383      1.06383          200         1.04712      1.04712
                                          ----------------------------------------------------------------------------------------
                                                  Simple Index Price Return:    $2,000       Simple Index Price Return:   $2,000

                                                Index-linked Payment Amount:    $2,000     Index-linked Payment Amount:   $1,672

                                                     Minimum Payment Amount:    $1,050          Minimum Payment Amount:   $1,050

                                                 Maturity Redemption Amount:    $2,150      Maturity Redemption Amount:   $1,672
                                          ----------------------------------------------------------------------------------------

                                             -----------------------------------------
                                             Example 3
                                              Hypothetical       S&P           MPS
                                                  Ending         500        Quarterly
                                                  Index         Index      Performance
    Period Start         Period End               Value      Performance     Amount
March   , 2003             June 30, 2003           105         1.05000       1.05000
June 30, 2003         September 30, 2003           111         1.05714       1.05714
September 30, 2003     December 30, 2003           135         1.21622       1.09400
December 30, 2003        March  30, 2004           125         0.92593       0.92593
March 30, 2004             June 30, 2004           133         1.06400       1.06400
June 30, 2004         September 30, 2004           157         1.18045       1.09400
September 30, 2004     December 30, 2004           145         0.92357       0.92357
December 30, 2004         March 30, 2005           142         0.97931       0.97931
March 30, 2005             June 30, 2005           136         0.95775       0.95775
June 30, 2005         September 30, 2005           159         1.16912       1.09400
September 30, 2005     December 30, 2005           165         1.03774       1.03774
December 30, 2005         March 30, 2006           188         1.13939       1.09400
March 30, 2006             June 30, 2006           165         0.87766       0.87766
June 30, 2006         September 30, 2006           158         0.95758       0.95758
September 30, 2006     December 30, 2006           151         0.95570       0.95570
December 30, 2006         March 30, 2007           161         1.06623       1.06623
March 30, 2007             June 30, 2007           191         1.18634       1.09400
June 30, 2007         September 30, 2007           195         1.02094       1.02094
September 30, 2007     December 30, 2007           183         0.93846       0.93846
December 30, 2007         March 30, 2008           211         1.15301       1.09400
March 30, 2008             June 26, 2008           200         0.94787       0.94787
                                             -----------------------------------------
                                               Simple Index Price Return:     $2,000

                                             Index-linked Payment Amount:     $1,311

                                                  Minimum Payment Amount:     $1,050

                                              Maturity Redemption Amount:     $1,311
                                             -----------------------------------------

     In Examples 1, 2 and 3, the value of the S&P 500 Index increases 100% over the term of the MPS and ends above the initial value of 100. However, each example produces a different maturity redemption amount because the hypothetical performance of the S&P 500 Index over the term of the MPS is different in each example.

o In Example 1, the quarterly performance amount in each quarterly valuation period never exceeds the 9.4% maximum quarterly performance amount of 1.094, and consequently, the index-linked payment amount of $2,000 equals the simple index price return of $2,000. The amount payable at maturity is the index-linked payment amount of $2,000, representing a 100% increase above the issue price.

o In Example 2, the value of the S&P 500 Index increases more than 9.4% in the quarters ending December 30, 2003, March 30, 2006, September 30, 2006 and December 30, 2006, and the quarterly performance amount for each of those periods is limited to the maximum of 1.094. Any significant decrease in the value of the S&P 500 Index (see, for example, the quarter ending June 30, 2006) is not subject to a corresponding limit. Consequently, the index-linked payment amount of $1,672 is less than the simple index price return of $2,000. Therefore, although the S&P 500 Index increases 100% over the term of the MPS, the amount payable at maturity of the MPS is the index-linked payment amount of $1,672, representing an 67.2% increase above the issue price.

o In Example 3, the value of the S&P 500 Index increases more than 9.4% in the quarters ending December 30, 2003, September 30, 2004, September 30, 2005, March 30, 2006, June 30, 2007 and March 30, 2008, and the quarterly performance amount for each of those periods is limited to the maximum of
     1.094. Any significant decrease in the value of the S&P 500 Index (see, for example, the quarter ending June 30, 2006) is not subject to a corresponding limit. Consequently, the index-linked payment amount of $1,311 is less than the simple index price return of $2,000. Therefore, although the S&P 500 Index increases 100% over the term of the MPS, the amount payable at maturity of the MPS is the index-linked payment amount of $1,311, representing a 31.1% increase above the issue price.

                                        -----------------------------------------------------------------------------------------
                                        Example 4                                        Example 5
                                               Hypothetical     S&P          MPS          Hypothetical       S&P          MPS
                                                   Ending       500       Quarterly           Ending         500       Quarterly
                                                   Index       Index     Performance          Index         Index     Performance
    Period Start         Period End                Value    Performance     Amount            Value      Performance    Amount
March    , 2003           June 30, 2003            105         1.05000      1.05000             102        1.02000       1.02000
June 30, 2003        September 30, 2003            98          0.93333      0.93333             110        1.07843       1.07843
September 30, 2003    December 30, 2003            93          0.94898      0.94898             113        1.02727       1.02727
December 30, 2003       March  30, 2004            96          1.03226      1.03226             135        1.19469       1.09400
March 30, 2004            June 30, 2004            90          0.93750      0.93750             141        1.04444       1.0444
June 30, 2004        September 30, 2004            87          0.96667      0.96667             145        1.02837       1.02837
September 30, 2004    December 30, 2004            88          1.01149      1.01149             180        1.24138       1.09400
December 30, 2004        March 30, 2005            90          1.02273      1.02273             165        0.91667       0.91667
March 30, 2005            June 30, 2005            87          0.96667      0.96667             152        0.92121       0.92121
June 30, 2005        September 30, 2005            80          0.91954      0.91954             183        1.20395       1.09400
September 30, 2005    December 30, 2005            81          1.01250      1.01250             222        1.21311       1.09400
December 30, 2005        March 30, 2006            77          0.95062      0.95062             218        0.98198       0.98198
March 30, 2006            June 30, 2006            78          1.01299      1.01299             191        0.87615       0.87615
June 30, 2006        September 30, 2006            75          0.96154      0.96154             219        1.14660       1.09400
September 30, 2006    December 30, 2006            82          1.09333      1.09333             197        0.89954       0.89954
December 30, 2006        March 30, 2007            80          0.97561      0.97561             170        0.86294       0.86294
March 30, 2007            June 30, 2007            82          1.02500      1.02500             158        0.92941       0.92941
June 30, 2007        September 30, 2007            88          1.07317      1.07317             152        0.96203       0.96203
September 30, 2007    December 30, 2007            87          0.98864      0.98864             144        0.94737       0.94737
December 30, 2007        March 30, 2008            79          0.90805      0.90805             155        1.07639       1.07639
March 30, 2008            June 26, 2008            85          1.07595      1.07595             150        0.96774       0.96774
                                        -----------------------------------------------------------------------------------------
                                               Simple Index Price Return:      $850           Simple Index Price Return:  $1,500

                                             Index-linked Payment Amount:      $850         Index-linked Payment Amount:    $946

                                                  Minimum Payment Amount:    $1,050              Minimum Payment Amount:  $1,050

                                              Maturity Redemption Amount:    $1.050          Maturity Redemption Amount:  $1,050
                                        -----------------------------------------------------------------------------------------

     In Example 4, the value of the S&P 500 Index decreases over the term of the MPS and ends below the initial value of 100. The quarterly performance amount in each quarterly valuation period never exceeds the 9.4% maximum quarterly performance amount of 1.094, and consequently, the index-linked payment amount of $850 equals the simple index price return of $850. Although the S&P 500 Index decreases 15% over the term of the MPS, the amount payable at maturity of the MPS is the minimum payment amount of $1,050, representing a return that is only 5% greater than the issue price.

                                     * * *

     In Example 5, the value of the S&P 500 Index increases over the term of the MPS and ends above the initial value of 100. The value of the S&P 500 Index increases more than 9.4% in the quarters ending March 30, 2004, December 30, 2004, September 30, 2005, December 30, 2005 and September 30, 2006, and the quarterly performance amount for each of those periods is limited to the maximum of 1.094. Any significant decrease in the value of the S&P 500 Index (see, for example, the quarters ending June 30, 2006, December 30, 2006 and March 30, 2007) is not subject to a corresponding limit. Consequently, the index-linked payment amount of $946 is less than the simple index price return of $1,500. Therefore, although the S&P 500 Index increases 50% over the term of the MPS, the amount payable at maturity of the MPS is the minimum payment amount of $1,050, representing a return that is only 5% greater than the issue price.

                                  RISK FACTORS

     The MPS are not secured debt and, unlike ordinary debt securities, the MPS do not pay interest. Investing in the MPS is not equivalent to investing directly in the S&P 500 Index. This section describes the most significant risks relating to the MPS. You should carefully consider whether the MPS are suited to your particular circumstances before you decide to purchase them.


MPS do not pay interest           The terms of the MPS differ from those of
like ordinary debt securities     ordinary debt securities in that we will not
                                  pay interest on the MPS. Because the index-linked payment amount due at maturity may be no greater than the minimum payment amount of $1,050, representing an effective yield to maturity of .93% per annum on the issue price of each MPS, the return on your investment in the MPS may be less than the amount that would be paid on an ordinary debt security.
                                  The return of only the minimum payment amount at maturity will not compensate you for the effects of inflation and other factors relating to the value of money over time. The
                                  MPS have been designed for investors who are willing to forego market floating interest payments on the MPS in exchange for the amount by which the index-linked payment amount or the minimum payment amount exceeds the principal amount of the MPS.

MPS will not be listed            The MPS will not be listed on any organized
                                  securities exchange. There may be little or no secondary market for the MPS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. MS & Co.
                                  currently intends to act as a market maker for the MPS, but it is not required to do so.

Market price of the MPS           Several factors, many of which are beyond our
influenced by many                control, will influence the value of the MPS,
unpredictable factors             including:

                                  o    the value of the S&P 500 Index at any
                                       time and on each of the specific period
                                       valuation dates
                                  o    the volatility (frequency and magnitude
                                       of changes in value) of the S&P 500
                                       Index
                                  o    interest and yield rates in the market
                                  o    economic, financial, political and
                                       regulatory or judicial events that
                                       affect the securities underlying the S&P
                                       500 Index or stock markets generally and that may affect the value of the S&P 500 Index on the specific period valuation dates
                                  o    the time remaining to the maturity of
                                       the MPS
                                  o    the dividend rate on the stocks
                                       underlying the S&P 500 Index
                                  o    our creditworthiness

                                  Some or all of these factors will influence the price that you will receive if you sell your MPS prior to maturity. For example, you may have to sell your MPS at a substantial discount from the principal amount if market interest rates rise or if at the time of sale the index-linked payment amount calculated to that date is less than or equal to $1,000, indicating that the magnitude of the decreases in the value of the S&P 500 Index during previous quarterly valuation periods is greater than the increases in the value of the S&P 500 Index during previous quarterly valuation periods. Because of the compounding effect of previous quarterly performance amounts and the limited appreciation potential resulting from the maximum quarterly performance amount, the effect of several of these factors on the market price of the MPS, including the value of the S&P 500 Index at the time of any such sale and the volatility of the S&P 500 Index, will decrease over the term of the MPS.

                                  You cannot predict the future performance and volatility of the S&P 500 Index based on its historical performance. We cannot guarantee that the quarterly performance of the S&P 500 Index will result in an index-linked payment amount in excess of the minimum payment amount.

Investing in the MPS is not       Because the index-linked payment amount is
equivalent to investing in the    based on the compounded quarterly return of
S&P 500 Index                     the S&P 500 Index on 21 period valuation
                                  dates during the term of the MPS and
                                  your participation in quarterly increases is limited to 9.4%, it is possible for the return on your investment in the MPS (the effective yield to maturity) to be substantially less than the return of the S&P 500 Index over the term of the MPS. As demonstrated by Examples 2 and 3 under "Hypothetical Payouts on the MPS" above, an investment in the MPS may result in a payment at maturity that is less than the simple index price return. The amount of the discrepancy, if any, between the index-linked payment amount and simple index price return will depend on how often and by how much any quarterly performance amount exceeds 1.094, or 9.4%, during the 21 quarterly valuation periods over the term of the MPS.

                                  The maximum quarterly performance amount will operate to limit your participation in the increase in the value of the S&P 500 Index during any quarterly valuation period to a maximum of 9.4%, while your exposure to any decline in the value of the S&P 500 Index during any quarterly valuation period will not be limited. It is possible that increases in the value of the S&P 500 Index during some quarterly valuation periods will be offset by declines in the value of the S&P 500 Index during other quarterly valuation periods during the term of the MPS. However, because of the limits on your participation in quarterly increases in the value of the S&P 500 Index resulting from the 9.4% maximum quarterly performance amount, it is possible that increases in the value of the S&P 500 Index that would otherwise offset declines in the value of the S&P 500 Index will not in fact do so. Consequently, as demonstrated in Example 5 above, it is possible that the index-linked payment amount may be less than $1,050 even if the S&P 500 Index increases more than 5% over the term of the MPS. In that case, you would receive the minimum payment amount, which is less than the simple index price return on the S&P 500 Index.

                                  You can review the historical values of the S&P 500 Index for each calendar quarter in the period from January 1, 1998 through March 10, 2003 in the section of this pricing supplement called "Description of MPS--Historical Information." You should also review the historical quarterly percent change for the S&P 500 Index as calculated for each calendar quarter in the period from January 1, 1970 through December 31, 2002 in Annex A to this pricing supplement.

Adjustments to the                Standard & Poor's Corporation, or S&P(R), is
S&P 500 Index could               responsible for calculating and maintaining
adversely affect the              the S&P 500 Index.  You should not conclude
value of the MPS                  that the inclusion of a stock in the S&P 500
                                  Index is an investment recommendation by us of that stock. S&P can add, delete or substitute the stocks underlying the S&P 500
                                  Index or make other methodological changes that could change the value of the S&P 500
                                  Index.  S&P may discontinue or suspend
                                  calculation or dissemination of the S&P 500
                                  Index. Any of these actions could adversely affect the value of the MPS.

                                  S&P may discontinue or suspend calculation or publication of the S&P 500 Index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued S&P 500 Index. MS & Co. could have an economic interest that is different than that of investors in the MPS insofar as, for example, MS & Co. is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates. If there is no appropriate successor index, at maturity the payout on the MPS will be an amount based on the closing prices of the stocks underlying the S&P 500 Index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating the S&P 500 Index last in effect prior to discontinuance of the S&P 500 Index.

You have no                       As an investor in the MPS, you will not have
shareholder rights                voting rights or rights to receive dividends
                                  or other distributions or any other rights with respect to the stocks that underlie the S&P 500 Index.

Adverse economic                  As calculation agent, our affiliate MS & Co.
interests of the                  will calculate the quarterly performance
calculation agent                 amounts and the index-linked payment
and its affiliates may            amount.  Determinations made by MS&Co., in
affect determinations             its capacity as calculation agent, including
                                  with respect to the occurrence or
                                  non-occurrence of market disruption events and the selection of a successor index or calculation of the index value in the event of a discontinuance of the S&P 500 Index, may affect the index-linked payment amount.
                                  See the sections of this pricing supplement called "Description of MPS--Market
                                  Disruption Event" and "--Discontinuance of the S&P 500 Index; Alteration of Method of
                                  Calculation."

Hedging and trading               We expect that MS & Co. and other affiliates
activity by the calculation       will carry out hedging activities related to
agent and its affiliates          the MPS (and possibly to other instruments
could potentially                 linked to the S&P 500 Index or its component
adversely affect the value        stocks), including trading in the stocks
of the S&P 500 Index              underlying the S&P 500 Index as well as in
                                  other instruments related to the S&P 500
                                  Index.  MS & Co. and some of our other
                                  subsidiaries also trade the stocks
                                  underlying the S&P 500 Index and other
                                  financial instruments related to the S&P 500
                                  Index on a regular basis as part of their general broker-dealer businesses. Any of these hedging or trading activities could potentially affect the value of the S&P 500
                                  Index and, accordingly, could affect the payout to you on the MPS.

The MPS will be treated           You should also consider the U.S. federal
as contingent payment             income tax consequences of investing in the
debt instruments for              MPS.  The MPS will be treated as "contingent
U.S. federal income               payment debt instruments" for U.S. federal
tax purposes                      income tax purposes, as described in the
                                  section of this pricing supplement called
                                  "Description of MPS--United States Federal
                                  Income Taxation." Under this treatment, if you are a U.S. investor, you will generally be subject to annual income tax based on the comparable yield of the MPS even though you will not receive any stated interest payments on the MPS. In addition, any gain recognized by U.S. investors on the sale or exchange, or at maturity, of the MPS generally will be treated as ordinary income. Please read carefully the section of this pricing supplement called "Description of MPS--United
                                  States Federal Income Taxation" and the
                                  section called "United States Federal
                                  Taxation--Notes--Notes Linked to Commodity
                                  Prices, Single Securities, Baskets of
                                  Securities or Indices" in the accompanying prospectus supplement.

                                  If you are a foreign investor, please read the section of this pricing supplement called "Description of MPS--United States Federal Income Taxation."

                                  You are urged to consult your own tax
                                  advisor regarding all aspects of the U.S.
                                  federal income tax consequences of investing in the MPS.

                               DESCRIPTION OF MPS

     Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term "MPS" refers to each $1,000 principal amount of any of our MPS due June 30, 2008 Linked to the S&P 500 Index. In this pricing supplement, the terms "we," "us" and "our" refer to Morgan Stanley (formerly known as Morgan Stanley Dean Witter & Co.).

Principal Amount..................  $

Original Issue Date
(Settlement Date).................             , 2003

Maturity Date.....................  June 30, 2008, subject to extension in the event of a Market Disruption Event on the final Period Valuation Date for calculating the Index-linked Payment Amount.

                                    If, due to a Market Disruption Event or
                                    otherwise, the final Period Valuation Date is postponed so that it falls less than two scheduled Trading Days prior to the scheduled Maturity Date, the Maturity Date will be the second scheduled Trading Day following that final Period Valuation Date as postponed. See "--Period Valuation Dates" below.

Specified Currency................  U.S. dollars

CUSIP.............................

ISIN..............................

Minimum Denominations.............  $1,000

Issue Price.......................  $1,000 (100%)

Interest Rate.....................  None

Maturity Redemption Amount........  At maturity, you will receive for each MPS the Maturity Redemption Amount, equal to the greater of (i) the Index-linked
                                    Payment Amount and (ii) the Minimum Payment
                                    Amount.

                                    We shall, or shall cause the Calculation
                                    Agent to (i) provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to the Depositary, which we refer to as DTC, of the Maturity Redemption Amount, on or prior to 10:30 a.m. on the Trading Day preceding the Maturity Date (but if such Trading Day is not a Business Day, prior to the close of business on the Business Day preceding the Maturity Date) and (ii) deliver the aggregate cash amount due with respect to the MPS to the Trustee for delivery to DTC, as holder of the MPS, on the Maturity Date. We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See "--Discontinuance of the S&P 500 Index; Alteration of Method of Calculation" and "--Book-Entry" below, and see "The Depositary" in the accompanying prospectus supplement.

Minimum Payment Amount............  $1,050

Index-linked Payment Amount.......  The Index-linked Payment Amount is equal to
                                    (i) $1,000 times (ii) the product of the Quarterly Performance Amounts for each Quarterly Valuation Period over the term of the MPS.

Quarterly Performance Amount......  With respect to any Quarterly Valuation
                                    Period, the Quarterly Performance Amount
                                    will be equal to the lesser of (i) 1.094
                                    and (ii) a fraction, the numerator of which
                                    will be the Index Value on the Period
                                    Valuation Date at the end of such Quarterly
                                    Valuation Period and the denominator of
                                    which will be the Index Value on the Period
                                    Valuation Date at the beginning of such
                                    Quarterly Valuation Period, provided that
                                    for the first Quarterly Valuation Period,
                                    the denominator will be      , the Index
                                    Value on the day we offer the MPS for
                                    initial sale to the public.

Quarterly Valuation Periods.......  Each period from and including a Period
                                    Valuation Date to and including the
                                    immediately subsequent Period Valuation
                                    Date; provided that the first Quarterly
                                    Valuation Period will begin on the day we offer the MPS for initial sale to the public. The first Quarterly Valuation Period will be longer than one calendar quarter.

Period Valuation Dates............  The Period Valuation Dates will be (i) the
                                    30th of each March, June, September and
                                    December, beginning June 2003 to and
                                    including March 2008, and (ii) June 26,
                                    2008, in each such case subject to
                                    adjustment if such date is not a Trading
                                    Day or if a Market Disruption Event occurs on such date as described in the two following paragraphs.

                                    If any scheduled Period Valuation Date
                                    occurring from and including June 2003 to and including March 2008 is not a Trading Day or if a Market Disruption Event occurs on any such date, such Period Valuation Date will be the immediately succeeding Trading Day during which no Market Disruption Event shall have occurred; provided that if a Market Disruption Event occurs on any of the scheduled Period Valuation Dates occurring from and including June 2003 to and including March 2008 and on each of the five Trading Days immediately succeeding that scheduled Period Valuation Date, then (i) such fifth succeeding Trading Day will be deemed to be the relevant Period Valuation Date, notwithstanding the occurrence of a Market Disruption Event on such day, and (ii) with respect to any such fifth Trading Day on which a Market Disruption Event occurs, the Calculation Agent will determine the value of the S&P 500 Index on such fifth Trading Day in accordance with the formula for calculating the value of the S&P 500 Index last in effect prior to the commencement of the Market Disruption Event, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) on such Trading Day of each security most recently comprising the S&P 500 Index.

                                    If June 26, 2008 (the final Period
                                    Valuation Date) is not a Trading Day or if there is a Market Disruption Event on such day, the final

                                    Period Valuation Date will be the
                                    immediately succeeding Trading Day during which no Market Disruption Event shall have occurred.

Index Value.......................  The Index Value on any Trading Day will equal the closing value of the S&P 500
                                    Index or any Successor Index (as defined under "--Discontinuance of the S&P 500 Index; Alteration of Method of Calculation" below) published following the close of the principal trading sessions of the New York Stock Exchange (the "NYSE"), the American Stock Exchange LLC (the "AMEX") and the Nasdaq National Market on that Trading Day. In certain circumstances, the Index Value will be based on the alternate calculation of the S&P 500 Index described under "--Discontinuance of the S&P 500 Index; Alteration of Method of Calculation."

Trading Day.......................  A day, as determined by the Calculation
                                    Agent, on which trading is generally
                                    conducted on the NYSE, the AMEX, the Nasdaq
                                    National Market, the Chicago Mercantile
                                    Exchange and the Chicago Board of Options
                                    Exchange and in the over-the-counter market for equity securities in the United States.

Book Entry Note or Certificated
Note..............................  Book Entry. The MPS will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC will be the only registered holder of the MPS. Your beneficial interest in the MPS will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. You may also hold your beneficial interest in the MPS through Clearstream, Luxembourg or the Euroclear operator directly, if you are a participant in those systems, or indirectly through a securities intermediary acting on your behalf as a direct or indirect participant in those systems. Clearstream, Luxembourg and the Euroclear operator will hold beneficial interests on behalf of their participants on the books of their respective depositories, which in turn will hold beneficial interests in the MPS on the books of DTC. See "Series C Notes and Series C Units Offered on a Global Basis" in the accompanying prospectus supplement. In this pricing supplement, all references to actions taken by you or to be taken by you refer to actions taken or to be taken by DTC upon instructions from its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the MPS, for distribution to participants in accordance with DTC's procedures. For more information regarding DTC and book entry notes, please read "The Depositary" in the accompanying prospectus supplement and "Form of Securities--Global Securities--Registered
                                    Global Securities" in the accompanying
                                    prospectus.

Senior Note or Subordinated Note..  Senior

Trustee...........................  JPMorgan Chase Bank (formerly known as
                                    The Chase Manhattan Bank)

Agent.............................  Morgan Stanley & Co. Incorporated and
                                    its successors ("MS & Co.")

Market Disruption Event...........  "Market Disruption Event" means, with respect to the S&P 500 Index, the
                                    occurrence or existence of a suspension, absence or material limitation of trading of stocks then constituting 20% or more of the level of the S&P 500 Index (or the Successor Index) on the Relevant Exchanges for such securities for the same period of trading longer than two hours or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange; or a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for stocks then constituting 20% or more of the level of the S&P 500 Index (or the Successor Index) during the last one-half hour preceding the close of the principal trading session on such Relevant Exchange are materially inaccurate; or the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts or exchange traded funds related to the S&P 500 Index (or the Successor Index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion.

                                    For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the S&P 500 Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the S&P 500 Index shall be based on a comparison of (x) the portion of the level of the S&P 500 Index attributable to that security relative to
                                    (y) the overall level of the S&P 500 Index, in each case immediately before that suspension or limitation.

                                    For purposes of determining whether a
                                    Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market,
                                    (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange traded fund will not constitute a Market Disruption Event, (3) limitations pursuant to the rules of any Relevant Exchange similar to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading,
                                    (4) a suspension of trading in futures or options contracts on the S&P 500 Index by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the S&P 500 Index and (5) a "suspension, absence or material limitation of trading" on any Relevant Exchange or on the primary market on which futures or options contracts related to the S&P 500 Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

Relevant Exchange.................  "Relevant Exchange" means the primary U.S.
                                    organized exchange or market of trading for any security then included in the S&P 500 Index or any Successor Index.

Alternate Exchange Calculation
in Case of an Event of Default ...  In case an event of default with respect to the MPS shall have occurred and be
                                    continuing, the amount declared due and
                                    payable for each MPS upon any acceleration of the MPS will be equal to the Maturity Redemption Amount determined as though the Index Value for any Period Valuation Date scheduled to occur on or after such date of acceleration were the Index Value on the date of acceleration. Therefore, the Quarterly Performance Amount for the then current Quarterly Valuation Period would be equal to the Index Value on the date of acceleration divided by the Index Value on the Period Valuation Date at the beginning of such Quarterly Valuation Period, and the Quarterly Performance Amount for each remaining Quarterly Valuation Period would be equal to 1.

                                    If the maturity of the MPS is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Maturity Redemption Amount and the aggregate cash amount due with respect to the MPS as promptly as possible and in no event later than two Business Days after the date of acceleration.

Calculation Agent.................  MS & Co.

                                    All determinations made by the Calculation
                                    Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us.

                                    All calculations with respect to the
                                    Index-linked Payment Amount and the
                                    Quarterly Performance Amount will be
                                    rounded to the nearest one hundred-
                                    thousandth, with five one-millionths
                                    rounded upward (e.g., .876545 would be
                                    rounded to .87655); all dollar amounts
                                    related to determination of the amount of cash payable per MPS will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of MPS will be rounded to the nearest cent, with one-half cent rounded upward.

                                    Because the Calculation Agent is our
                                    affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the MPS, including with respect to certain determinations and judgments that the Calculation Agent must make in determining any Index Value, the Index-linked Payment Amount, the Quarterly Performance Amount or whether a Market Disruption Event has occurred. See "--Discontinuance of the S&P 500 Index; Alteration of Method of Calculation" and "--Market Disruption Event" below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

The S&P 500 Index.................  We have derived all information contained in this pricing supplement regarding the S&P 500 Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, S&P. The S&P 500 Index was developed by S&P and is calculated, maintained and published by S&P. We make no representation or warranty as to the accuracy or completeness of such information.

                                    The S&P 500 Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the value of the S&P 500 Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies (the "Component Stocks") as of a particular time as compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The "Market Value" of any Component Stock is the product of the market price per share and the number of the then outstanding shares of such Component Stock. The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on such exchange. S&P chooses companies for inclusion in the S&P 500 Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500 Index to achieve the objectives stated above. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company's common stock is widely-held and the Market Value and trading activity of the common stock of that company.

                                    The S&P 500 Index is calculated using a
                                    base-weighted aggregate methodology: the level of the Index reflects the total Market Value of all 500 Component Stocks relative to the S&P 500 Index's base period of 1941-43 (the "Base Period").

                                    An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

                                    The actual total Market Value of the
                                    Component Stocks during the Base Period has been set equal to an indexed value of 10. This is often indicated by the notation 1941-43=10. In practice, the daily calculation of the S&P 500 Index is computed by dividing the total Market Value of the Component Stocks by a number called the Index Divisor. By itself, the Index Divisor is an arbitrary number. However, in the context of the calculation of the S&P 500 Index, it is the only link to the original base period value of the Index. The

                                    Index Divisor keeps the Index comparable over time and is the manipulation point for all adjustments to the S&P 500 Index ("Index Maintenance").

                                    Index Maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs.

                                    To prevent the value of the Index from
                                    changing due to corporate actions, all
                                    corporate actions which affect the total
                                    Market Value of the Index require an Index
                                    Divisor adjustment. By adjusting the Index
                                    Divisor for the change in total Market
                                    Value, the value of the S&P 500 Index
                                    remains constant. This helps maintain the value of the Index as an accurate barometer of stock market performance and ensures that the movement of the Index does not reflect the corporate actions of individual companies in the Index. All Index Divisor adjustments are made after the close of trading and after the calculation of the closing value of the S&P 500 Index. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the Index and do not require Index Divisor adjustments.

                                    The table below summarizes the types of S&P
                                    500 Index maintenance adjustments and
                                    indicates whether or not an Index Divisor adjustment is required.


                                                                                               Divisor
                                        Type of                                               Adjustment
                                    Corporate Action            Adjustment Factor              Required
                                  ----------------------   ------------------------------     ----------
                                  Stock split              Shares Outstanding multiplied           No
                                     (i.e., 2-for-1)       by 2; Stock Price divided by 2

                                  Share issuance           Shares Outstanding plus newly          Yes
                                     (i.e., change >= 5%)  issued Shares

                                  Share repurchase         Shares Outstanding minus               Yes
                                     (i.e., change >= 5%)  Repurchased Shares

                                  Special cash             Share Price minus Special              Yes
                                     dividends             Dividend

                                  Company change           Add new company Market Value           Yes
                                                           minus old company Market Value

                                  Rights offering          Price of parent company minus          Yes

                                                                Price of Rights
                                                            (---------------------)
                                                                  Right Ratio

                                  Spin-Off                 Price of parent company minus          Yes

                                                              Price of Spinoff Co.
                                                            (----------------------)
                                                              Share Exchange Ratio

                                    Stock splits and stock dividends do not
                                    affect the Index Divisor of the S&P 500
                                    Index, because following a split or
                                    dividend both the
                                    stock price and number of shares
                                    outstanding are adjusted by S&P so that
                                    there is no change in the Market Value of the Component Stock. All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

                                    Each of the corporate events exemplified in the table requiring an adjustment to the Index Divisor has the effect of altering the Market Value of the Component Stock and consequently of altering the aggregate Market Value of the Component Stocks (the "Post-Event Aggregate Market Value"). In order that the level of the Index (the "Pre-Event Index Value") not be affected by the altered Market Value (whether increase or decrease) of the affected Component Stock, a new Index Divisor ("New Divisor") is derived as follows:

                                    Post-Event Aggregate Market Value
                                    --------------------------------- =   Pre-Event Index Value
                                              New Divisor

                                                   Post-Event Aggregate Market Value
                                    New Divisor =  ---------------------------------
                                                         Pre-Event Index Value

                                    A large part of the S&P 500 Index
                                    maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P 500 Index companies. Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the Index are updated as required by any changes in the number of shares outstanding. After the totals are updated, the Index Divisor is adjusted to compensate for the net change in the total Market Value of the Index. In addition, any changes over 5% in the current common shares outstanding for the S&P 500 Index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the Index Divisor.

Discontinuance of the S&P 500
  Index; Alteration of Method of
  Calculation.....................  If S&P discontinues publication of the S&P
                                    500 Index and S&P or another entity
                                    publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued S&P 500 Index (such index being referred to herein as a "Successor Index"), then any subsequent Index Value will be determined by reference to the value of such Successor Index at the regular official weekday close of the principal trading session of the NYSE, the AMEX, the Nasdaq National Market or the relevant exchange or market for the Successor Index on the date that any Index Value is to be determined.

                                    Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to Morgan Stanley and to DTC, as holder of the MPS, within three Trading Days of such selection. We expect that such notice will be passed on to you, as a beneficial owner of the MPS, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

                                    If S&P discontinues publication of the S&P
                                    500 Index prior to, and such discontinuance is continuing on, any Period Valuation Date and MS & Co., as the Calculation Agent, determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the Index Value for such date. The Index Value will be computed by the Calculation Agent in accordance with the formula for calculating the S&P 500 Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently comprising the S&P 500 Index without any rebalancing or substitution of such securities following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of the S&P 500 Index may adversely affect the value of the MPS.

                                    If at any time the method of calculating the S&P 500 Index or a Successor Index, or the value thereof, is changed in a material respect, or if the S&P 500 Index or a Successor Index is in any other way modified so that such index does not, in the opinion of MS & Co., as the Calculation Agent, fairly represent the value of the S&P 500 Index or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each date on which the Index Value is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to the S&P 500 Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Index Value and the Index-linked Payment Amount with reference to the S&P 500 Index or such Successor Index, as adjusted. Accordingly, if the method of calculating the S&P 500 Index or a Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of the S&P 500 Index or such Successor Index as if it had not been modified (e.g., as if such split had not occurred).

Historical Information............  The following table sets forth the high and low Index Values, as well as end-of-quarter
                                    Index Values, of the S&P 500 Index for each quarter in the period from January 1, 1998 through March 10, 2003. The Index Value on March 10, 2003 was 807.48. We obtained the information in the table below from Bloomberg Financial Markets, and we believe such information to be accurate.

                                    The historical values of the S&P 500 Index should not be taken as an indication of future performance or future volatility, and no assurance can be given as to the level of the S&P 500 Index on any Period Valuation Date. We cannot give you any assurance that the performance of the S&P 500 Index will result in an Index-linked Payment Amount in excess of $1,050.

                                                                         Period
                                                        High     Low       End
                                                        ----     ---     ------
                                    1998:
                                     First Quarter...  1105.65   927.69  1101.75
                                     Second Quarter..  1138.49  1077.01  1133.84
                                     Third Quarter...  1186.75   957.28  1017.01
                                     Fourth Quarter..  1241.81   959.44  1229.23

                                    1999:
                                     First Quarter...  1316.55  1212.19  1286.37
                                     Second Quarter..  1372.71  1281.41  1372.71
                                     Third Quarter...  1418.78  1268.37  1282.71
                                     Fourth Quarter..  1469.25  1247.41  1469.25
                                    2000:
                                     First Quarter...  1527.46  1333.36  1498.58
                                     Second Quarter..  1516.35  1356.56  1454.60
                                     Third Quarter...  1520.77  1419.89  1436.51
                                     Fourth Quarter..  1436.28  1264.74  1320.28
                                    2001:
                                     First Quarter...  1373.73  1117.58  1160.33
                                     Second Quarter..  1312.83  1103.25  1224.42
                                     Third Quarter...  1236.72   965.80  1040.94
                                     Fourth Quarter..  1170.35  1038.55  1148.08
                                    2002:
                                     First Quarter...  1172.51  1080.17  1147.39
                                     Second Quarter..  1146.54   973.53   989.82
                                     Third Quarter...   989.03   797.70   815.28
                                     Fourth Quarter..   938.87   776.76   879.82
                                    2003:
                                     First Quarter
                                      (through March
                                         10, 2003)..    931.66   807.48   807.48

                                    You should also review the historical
                                    quarterly percent change of the S&P 500
                                    Index as calculated for each calendar
                                    quarter in the period from January 1, 1970 through December 31, 2002 in Annex A to this pricing supplement.

Use of Proceeds and Hedging.......  The net proceeds we receive from the sale of the MPS will be used for general
                                    corporate purposes and, in part, by us or by one or more of our subsidiaries in connection with hedging our obligations under the MPS. See also "Use of Proceeds" in the accompanying prospectus.

                                    On or prior to the date of this pricing
                                    supplement, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the MPS by taking positions in the stocks underlying the S&P 500 Index, in futures or options contracts or exchange traded funds on the S&P 500 Index or its component securities listed on major securities markets, or positions in any other available securities or instruments that we may wish to use in connection with such hedging. In the event that we pursue such a hedging strategy, the price at which we are able to purchase such positions may be a factor in determining the pricing of the MPS. Purchase activity could potentially increase the value of the S&P 500 Index, and therefore effectively increase the level of the S&P 500 Index that must prevail on the Period Valuation Dates in order for you to receive at maturity a payment per MPS that exceeds the Minimum Payment Amount. Although we have no reason to believe that our hedging activity will have a material impact on the value of the S&P 500 Index, we cannot give any assurance that we will not affect such value as a result of our hedging activities. Through our subsidiaries, we are likely to modify our hedge position throughout the life of the MPS, including on the Period Valuation Dates, by purchasing and selling the stocks underlying the S&P 500 Index, futures or options contracts or exchange traded funds on the S&P 500 Index or its component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling all or part of our hedge position on one or more Period Valuation Dates.

Supplemental Information Concerning
Plan of Distribution..............  Under the terms and subject to conditions contained in the U.S. distribution
                                    agreement referred to in the prospectus
                                    supplement under "Plan of Distribution,"
                                    the Agent, acting as principal for its own
                                    account, has agreed to purchase, and we
                                    have agreed to sell, the principal amount
                                    of MPS set forth on the cover of this
                                    pricing supplement. The Agent proposes
                                    initially to offer the MPS directly to the
                                    public at the public offering price set
                                    forth on the cover page of this pricing
                                    supplement. The Agent may allow a
                                    concession not in excess of   % of the
                                    principal amount of the MPS to other
                                    dealers, which may include Morgan Stanley &
                                    Co. International Limited and Bank Morgan
                                    Stanley AG. We expect to deliver the MPS
                                    against payment therefor in New York, New
                                    York on                , 2003.  After the
                                    initial offering, the Agent may vary the offering price and other selling terms from time to time.

                                    The MPS are being offered on a global
                                    basis. See "Series C Notes and Series C
                                    Units Offered on a Global Basis" in the
                                    accompanying prospectus supplement.

                                    In order to facilitate the offering of the MPS, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the MPS. Specifically, the Agent may sell more MPS than it is obligated to purchase in connection with the offering, creating a naked short position in the MPS for its own account. The Agent must close out any naked short position by purchasing the MPS in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the MPS in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, MPS in the open market to stabilize the price of the MPS. Any of these activities may raise or maintain the market price of the MPS above independent market levels or prevent or retard a decline in the market price of the MPS. The Agent is not required to engage in these activities, and may end any of these activities at any time. See "--Use of Proceeds and Hedging" above.

                                    General

                                    No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the MPS or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the MPS in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the MPS, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the MPS, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

                                    The Agent has represented and agreed, and each dealer through which we may offer the MPS has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in any jurisdiction in which it purchases, offers, sells or delivers the MPS or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the MPS under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes purchases, offers or sales of the MPS. We shall not have responsibility for the Agent's or any dealer's compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

                                    Brazil

                                    The MPS may not be offered or sold to the public in Brazil. Accordingly, the offering of the MPS has not been submitted to the Comissao de Valores Mobiliarios for approval. Documents relating to such offering, as well as the information contained herein and therein, may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

                                    Hong Kong

                                    The Agent and each dealer has represented and agreed that (1) it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any MPS other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong and (2) it has not issued and will not issue any invitation or advertisement relating to the MPS in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to MPS which are intended to be disposed of to persons outside Hong Kong or only to persons whose business involves the acquisition, disposal or holding of securities, whether as principal or agent.

                                    Mexico

                                    The MPS have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

                                    Singapore

                                    This pricing supplement and the
                                    accompanying prospectus supplement and
                                    prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this pricing supplement and the accompanying prospectus supplement and prospectus and any other document or material used in connection with the offer or sale, or invitation for subscription or purchase, of the MPS may not be circulated or distributed, nor may the MPS be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the MPS to the public in Singapore.

License Agreement between
Standard & Poor's Corporation
and Morgan Stanley................  S&P and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the S&P 500 Index, which is owned and published by S&P, in connection with securities, including the MPS.

                                    The license agreement between S&P and
                                    Morgan Stanley provides that the following language must be set forth in this pricing supplement:

                                    The MPS are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the owners of the MPS or any member of the public regarding the advisability of investing in securities generally or in the MPS particularly or the ability of the S&P 500 Index to track general stock market performance. S&P's only relationship to us is the licensing of certain trademarks and trade names of S&P and of the S&P 500 Index, which is determined, composed and calculated by S&P without regard to us or the MPS. S&P has no obligation to take our needs or the needs of the owners of the MPS into consideration in determining, composing or calculating the S&P 500 Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the MPS to be issued or in the determination or calculation of the equation by which the MPS are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the MPS.

                                    S&P DOES NOT GUARANTEE THE ACCURACY AND/OR
                                    THE COMPLETENESS OF THE S&P 500 INDEX OR
                                    ANY

                                    DATA INCLUDED THEREIN. S&P MAKES NO
                                    WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS
                                    TO BE OBTAINED BY MORGAN STANLEY, OWNERS OF
                                    THE MPS, OR ANY OTHER PERSON OR ENTITY FROM
                                    THE USE OF THE S&P 500 INDEX OR ANY DATA
                                    INCLUDED THEREIN IN CONNECTION WITH THE
                                    RIGHTS LICENSED UNDER THE LICENSE AGREEMENT
                                    DESCRIBED HEREIN OR FOR ANY OTHER USE. S&P
                                    MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND
                                    HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES
                                    OF MERCHANTABILITY OR FITNESS FOR A
                                    PARTICULAR PURPOSE OR USE WITH RESPECT TO
                                    THE S&P 500 INDEX OR ANY DATA INCLUDED
                                    THEREIN. WITHOUT LIMITING ANY OF THE
                                    FOREGOING, IN NO EVENT SHALL S&P HAVE ANY
                                    LIABILITY FOR ANY SPECIAL, PUNITIVE,
                                    INDIRECT OR CONSEQUENTIAL DAMAGES
                                    (INCLUDING LOST PROFITS), EVEN IF NOTIFIED
                                    OF THE POSSIBILITY OF SUCH DAMAGES.

                                    "Standard & Poor's(R)," "S&P(R)," "S&P
                                    500(R)," "Standard & Poor's 500" and "500"
                                    are trademarks of The McGraw-Hill
                                    Companies, Inc. and have been licensed for use by Morgan Stanley.

ERISA Matters for Pension Plans
and Insurance Companies...........  Each fiduciary of a pension, profit-
                                    sharing or other employee benefit plan
                                    subject to the Employee Retirement Income
                                    Security Act of 1974, as amended ("ERISA"),
                                    (a "Plan") should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the MPS. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

                                    In addition, we and certain of our
                                    subsidiaries and affiliates, including MS &
                                    Co. and Morgan Stanley DW Inc. (formerly
                                    Dean Witter Reynolds Inc.) ("MSDWI"), may each be considered a "party in interest" within the meaning of ERISA, or a "disqualified person" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also "Plans"). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the MPS are acquired by or with the assets of a Plan with respect to which MS & Co., MSDWI or any of their affiliates is a service provider, unless the MPS are acquired pursuant to an exemption from the "prohibited transaction" rules. A violation of these "prohibited transaction" rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

                                    The U.S. Department of Labor has issued
                                    five prohibited transaction class
                                    exemptions ("PTCEs") that may provide
                                    exemptive relief for direct or indirect
                                    prohibited transactions
                                    resulting from the purchase or holding of the MPS. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).

                                    Because we may be considered a party in
                                    interest with respect to many Plans, the MPS may not be purchased or held by any Plan, any entity whose underlying assets include "plan assets" by reason of any Plan's investment in the entity (a "Plan Asset Entity") or any person investing "plan assets" of any Plan, unless such purchaser or investor is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or such purchase and holding is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, or investor the MPS will be deemed to have represented, in its corporate and fiduciary capacity, by its purchase and holding thereof that it either
                                    (a) is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with "plan assets" of any Plan or (b) is eligible for exemptive relief or such purchase or holding is not prohibited by ERISA or Section 4975 of the Code.

                                    Under ERISA, assets of a Plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the Plan has invested. Accordingly, insurance company general accounts that include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the MPS on behalf of or with "plan assets" of any Plan consult with their counsel regarding the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14.

                                    Certain plans that are not subject to
                                    ERISA, including plans maintained by state and local governmental entities, are nonetheless subject to investment restrictions under the terms of applicable local law. Such restrictions may preclude the purchase of the MPS.

                                    Purchasers of the MPS have exclusive
                                    responsibility for ensuring that their
                                    purchase and holding of the MPS do not
                                    violate the prohibited transaction rules of ERISA or the Code, or any requirements applicable to government or other benefit plans that are not subject to ERISA or the Code.

United States Federal Income
  Taxation........................  The following summary is based on the opinion of Davis Polk & Wardwell, our
                                    special tax counsel, and is a general
                                    discussion of the principal U.S. federal tax consequences to initial investors in the MPS purchasing the MPS at the Issue Price, who will hold the MPS as capital assets within the meaning of Section 1221 of the Code. Unless otherwise specifically indicated, this summary is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed Treasury Regulations, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to an investor in light of its particular circumstances or to investors that are subject to special rules, such as:

                                    o certain financial institutions;
                                    o dealers in securities or foreign
                                      currencies;
                                    o investors holding notes as part of a
                                      hedge;
                                    o U.S. Holders, as defined below, whose
                                      functional currency is not the U.S.
                                      dollar;
                                    o partnerships;
                                    o nonresident alien individuals who have
                                      lost their United States citizenship or
                                      who have ceased to be taxed as United
                                      States resident aliens;
                                    o corporations that are treated as foreign
                                      personal holding companies, controlled
                                      foreign corporations or passive foreign
                                      investment companies;
                                    o Non-U.S. Holders, as defined below, that
                                      are owned or controlled by persons subject to U.S. federal income tax; and
                                    o Non-U.S. Holders for whom income or gain
                                      in respect of an MPS are effectively
                                      connected with a trade or business in the United States.

                                    If you are considering the purchase of MPS, you are urged to consult your tax advisors with regard to the application of the U.S. federal income tax laws to your particular situation as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

                                    U.S. Holders

                                    This section only applies to you if you are a U.S. Holder and is only a brief summary of the U.S. federal income tax consequences of the ownership and disposition of the MPS. As used herein, the term "U.S. Holder" means a beneficial owner of an MPS that is for U.S. federal income tax purposes:

                                    o a citizen or resident of the
                                      United States;
                                    o a corporation, or other entity taxable as
                                      a corporation, created or organized in or under the laws of the United States or of any political subdivision thereof; or
                                    o an estate or trust the income of which is
                                      subject to U.S. federal income taxation
                                      regardless of its source.

                                    The MPS will be treated as "contingent
                                    payment debt instruments" for U.S. federal income tax purposes. U.S. Holders should refer to the discussion under "United States Federal Taxation--Notes--Notes
                                    Linked to Commodity Prices, Single
                                    Securities, Baskets of Securities or
                                    Indices" in the accompanying prospectus
                                    supplement for a full description of the U.S. federal income tax consequences of ownership and disposition of a contingent payment debt instrument.

                                    In summary, U.S. Holders will, regardless of their method of accounting for U.S. federal income tax purposes, be required to accrue original issue discount ("OID") as interest income on the MPS on a constant yield basis in each year that they hold the MPS, despite the fact that no stated interest will actually be paid on the MPS. As a result, U.S. Holders will be required to pay taxes annually on the amount of accrued OID, even though no cash is paid on the MPS from which to pay such taxes. In addition, any gain recognized by U.S. Holders on the sale or exchange, or at maturity, of the MPS will generally be treated as ordinary income.

                                    The rate of accrual of OID on the MPS is
                                    the yield at which we would issue a fixed
                                    rate debt instrument with terms similar to
                                    those of the MPS (our "comparable yield")
                                    and is determined at the time of the
                                    issuance of the MPS. We have determined
                                    that the "comparable yield" is an annual
                                    rate of    % compounded annually. Based on
                                    our determination of the comparable yield,
                                    the "projected payment schedule" for a MPS
                                    (assuming an issue price of $1,000)
                                    consists of a projected amount equal to
                                    $        due at maturity.

                                    The following table states the amount of OID that will be deemed to have accrued with respect to a MPS during each accrual period, based upon our determination of the comparable yield and the projected payment schedule:

                                                                     OID         TOTAL OID
                                                                   DEEMED TO     DEEMED TO
                                                                    ACCRUE     HAVE ACCRUED
                                                                    DURING     FROM ORIGINAL
                                                                   ACCRUAL    ISSUE DATE (PER
                                                                    PERIOD    MPS) AS OF END
                                            ACCRUAL PERIOD         (PER MPS)    OF ACCRUAL
                                            --------------         ---------  ---------------
                                    Original Issue Date through
                                       December 31, 2003.......
                                    January 1, 2004 through
                                       December 31, 2004.......
                                    January 1, 2005 through
                                       December 31, 2005.......
                                    January 1, 2006 through
                                       December 31, 2006.......
                                    January 1, 2007 through
                                       December 31, 2007.......
                                    January 1, 2008 through
                                       June 30, 2008...........

                                    The comparable yield and the projected
                                    payment schedule are not provided for any purpose other than the determination of U.S. Holders' OID accruals and adjustments in respect of the MPS, and we make no representation regarding the actual amounts of payments on a MPS.

                                    Non-U.S. Holders

                                    This section only applies to you if you are a Non-U.S. Holder. As used herein, the term "Non-U.S. Holder" means a beneficial owner of an MPS that is for U.S. federal income tax purposes:

                                    o  a nonresident alien individual;
                                    o  a foreign corporation; or
                                    o  a foreign trust or estate.

                                    Tax Treatment upon Maturity, Sale, Exchange or Disposition of an MPS. Subject to the discussion below concerning backup withholding, payments on an MPS by us or a paying agent to a Non-U.S. Holder and gain realized by a Non-U.S. Holder on the sale, exchange or other disposition of an MPS, will not be subject to U.S. federal income or withholding tax, provided that:

                                    o such Non-U.S. Holder does not own,
                                      actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of Morgan Stanley entitled to vote and is not a bank receiving interest described in Section 881(c)(3)(A) of the Code;

                                    o the certification required by Section
                                      871(h) or Section 881(c) of the Code has been provided with respect to the Non-U.S. Holder, as discussed below; and

                                    o such Non-U.S. Holder is not an individual
                                      who has a "tax home" (as defined in
                                      Section 911(d)(3) of the Code) or an
                                      office or other fixed place of business in the United States.

                                    Certification Requirements. Sections 871(h) and 881(c) of the Code require that, in order to obtain an exemption from withholding tax in respect of payments on the MPS that are, for U.S. federal income tax purposes, treated as interest, the beneficial owner of an MPS certifies on Internal Revenue Service Form W-8BEN, under penalties of perjury, that it is not a "United States person" within the meaning of Section 7701(a)(30) of the Code. If you are a prospective investor, you are urged to consult your tax advisor regarding the reporting requirements, including reporting requirements for foreign partnerships and their partners.

                                    Estate Tax. Under Section 2105(b) of the
                                    Code, an MPS held by an individual who is not a citizen or resident of the United States at the time of his or her death will not be subject to U.S. federal estate tax as a result of such individual's death, provided that the individual does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of Morgan Stanley entitled to vote and, at the time of such individual's death, payments with respect to such MPS would not have been effectively connected with the conduct by such individual of a trade or business in the United States.

                                    Information Reporting and Backup
                                    Withholding. Information returns may be
                                    filed with the U.S. Internal Revenue
                                    Service (the "IRS") in connection with the payments on the MPS at maturity as well as in connection with the proceeds from a sale, exchange or other disposition. The Non-U.S. Holder may be subject to U.S. backup withholding on such payments or proceeds, unless the Non-U.S. Holder complies with certification requirements to establish that it is not a United States person, as described above. The certification requirements of Sections 871(h) and 881(c) of the

                                    Code, described above, will satisfy the
                                    certification requirements necessary to
                                    avoid backup withholding as well. The
                                    amount of any backup withholding from a
                                    payment to a Non-U.S. Holder will be
                                    allowed as a credit against the Non-U.S.
                                    Holder's U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

                                                                        Annex A

                 Historical S&P 500 Index Quarterly Performance
                        (January 1970 to December 2002)

The following table sets forth the index value for the S&P 500 Index at the end of each calendar quarter from March 1970 through December 2002 and the index percent change over each quarter. The S&P 500 Index value at the beginning of the quarter ending March 1970 was 92.06. You cannot predict the future performance of the S&P 500 Index based on its historical performance, and no assurance can be given as to the level of the S&P 500 Index on any period closing date or at the maturity of the MPS. The results produced by the S&P 500 Index for these periods are not necessarily indicative of the results for any other historical period. Quarters which resulted in an increase in the level of the S&P 500 Index of 9.4% or greater are indicated in bold typeface below.


--------------------------------------------------------------------------------------------------
                     S&P 500 Index     Percentage                        S&P 500 Index  Percentage
  Quarter Ending         Value           Change        Quarter Ending        Value         Change
  --------------     -------------     ----------      --------------     ------------- ----------
March 1970               89.63            -2.64%       March 1980            102.09         -5.42%
June 1970                72.72           -18.87%       June 1980             114.24         11.90%
September 1970           84.21            15.80%       September 1980        125.46          9.82%
December 1970            92.15             9.43%       December 1980         135.76          8.21%
March 1971              100.31             8.86%       March 1981            136.00          0.18%
June 1971                99.70            -0.61%       June 1981             131.21         -3.52%
September 1971           98.34            -1.36%       September 1981        116.18        -11.45%
December 1971           102.09             3.81%       December 1981         122.55          5.48%
March 1972              107.20             5.01%       March 1982            111.96         -8.64%
June 1972               107.14            -0.06%       June 1982             109.61         -2.10%
September 1972          110.55             3.18%       September 1982        120.42          9.86%
December 1972           118.05             6.78%       December 1982         140.64         16.79%
March 1973              111.52            -5.53%       March 1983            152.96          8.76%
June 1973               104.26            -6.51%       June 1983             168.11          9.90%
September 1973          108.43             4.00%       September 1983        166.07         -1.21%
December 1973            97.55           -10.03%       December 1983         164.93         -0.69%
March 1974               93.98            -3.66%       March 1984            159.18         -3.49%
June 1974                86.00            -8.49%       June 1984             153.18         -3.77%
September 1974           63.54           -26.12%       September 1984        166.10          8.43%
December 1974            68.56             7.90%       December 1984         167.24          0.69%
March 1975               83.36            21.59%       March 1985            180.66          8.02%
June 1975                95.19            14.19%       June 1985             191.85          6.19%
September 1975           83.87           -11.89%       September 1985        182.08         -5.09%
December 1975            90.19             7.54%       December 1985         211.28         16.04%
March 1976              102.77            13.95%       March 1986            238.90         13.07%
June 1976               104.28             1.47%       June 1986             250.84          5.00%
September 1976          105.24             0.92%       September 1986        231.32         -7.78%
December 1976           107.46             2.11%       December 1986         242.17          4.69%
March 1977               98.42            -8.41%       March 1987            291.70         20.45%
June 1977               100.48             2.09%       June 1987             304.00          4.22%
September 1977           96.53            -3.93%       September 1987        321.83          5.87%
December 1977            95.10            -1.48%       December 1987         247.08        -23.23%
March 1978               89.21            -6.19%       March 1988            258.89          4.78%
June 1978                95.53             7.08%       June 1988             273.50          5.64%
September 1978          102.54             7.34%       September 1988        271.91         -0.58%
December 1978            96.11            -6.27%       December 1988         277.72          2.14%
March 1979              101.59             5.70%       March 1989            294.87          6.18%
June 1979               102.91             1.30%       June 1989             317.98          7.84%
September 1979          109.32             6.23%       September 1989        349.15          9.80%
December 1979           107.94            -1.26%       December 1989         353.40          1.22%
--------------------------------------------------------------------------------------------------


---------------------------------------------------------------------------------------------------
                     S&P 500 Index     Percentage                        S&P 500 Index  Percentage
  Quarter Ending         Value            Change       Quarter Ending        Value        Change
  --------------     -------------     ----------      --------------    -------------  ----------
March 1990              339.94            -3.81%       March 2000           1,498.58         2.00%
June 1990               358.02             5.32%       June 2000            1,454.60        -2.93%
September 1990          306.05           -14.52%       September 2000       1,436.51        -1.24%
December 1990           330.22             7.90%       December 2000        1,320.28        -8.09%
March 1991              375.22            13.63%       March 2001           1,160.33       -12.11%
June 1991               371.16            -1.08%       June 2001            1,224.42         5.52%
September 1991          387.86             4.50%       September 2001       1,040.94       -14.99%
December 1991           417.09             7.54%       December 2001        1,148.08        10.29%
March 1992              403.69            -3.21%       March 2002           1,147.39        -0.06%
June 1992               408.14             1.10%       June 2002              989.82       -13.73%
September 1992           417.8             2.37%       September 2002         815.28       -17.63%
December 1992           435.71             4.29%       December 2002          879.82         7.92%
March 1993              451.67             3.66%       -------------------------------------------
June 1993               450.53            -0.25%
September 1993          458.93             1.86%
December 1993           466.45             1.64%
March 1994              445.77            -4.43%
June 1994               444.27            -0.34%
September 1994          462.71             4.15%
December 1994           459.27            -0.74%
March 1995              500.71             9.02%
June 1995               544.75             8.80%
September 1995          584.41             7.28%
December 1995           615.93             5.39%
March 1996               645.5             4.80%
June 1996               670.63             3.89%       -------------------------------------------
September 1996          687.31             2.49%       Total Periods                           132
December 1996           740.74             7.77%
March 1997              757.12             2.21%
June 1997               885.14            16.91%       Total Periods with a quarterly increase
September 1997          947.28             7.02%          greater than 9.4%                     20
December 1997           970.43             2.44%
March 1998             1101.75            13.53%       -------------------------------------------
June 1998              1133.84             2.91%
September 1998         1017.01           -10.30%
December 1998          1229.23           20.87%
March 1999             1286.37            4.65%
June 1999              1372.71            6.71%
September 1999         1282.71           -6.56%
December 1999          1469.25           14.54%